Exhibit 10.3

July 18, 2023

Sherri Ferstler

[***]

[***]

Dear Sherri,

We are pleased to offer you a full-time position as Senior Vice President Sales at Tactile Medical. Your start date is July 31, 2023. You will be a remote full-time exempt employee reporting to Dan Reuvers, Chief Executive Officer.

Your starting salary will be $340,000 annually and will be paid bi-weekly.

We are offering a sign-on equity award valued at $340,000 in the form of Restricted Stock Units. These will be priced two days following our next earnings release that occurs after your hire date. All Restricted Stock Units will vest over three years with 33% after each completed year from grant.

You will be eligible for annual stock awards targeted but not guaranteed at 1-times your annual base salary in Restricted Stock Units and/or Performance Stock Units. The vesting schedule for annual grants is determined by the Board of Directors but is typically over a three-year period.

You are eligible to participate in the company bonus plan, targeted but not guaranteed at 50% of your base salary. The bonus will be prorated for the 2023 plan year, with a minimum guarantee of $85,000. Payout is subject to your continued employment through the date bonuses are earned under the company bonus plan for the company’s 2023 fiscal year.

You are eligible for time away benefits including Reasonable Time Off, Jury Duty, Parental and Bereavement. The terms of use for your leave benefits are available to review in the Tactile Medical Employee Handbook.

Deductions for tax such as federal, state, social security, Medicare and local taxes are mandatory and required by law. Deductions associated with benefit elections will be listed in the New Hire Benefit Enrollment Module for those election choices or based on an election an employee makes related to benefit programs offered by Tactile Medical. In addition, Tactile Medical will comply with all court orders and tax levies.

You will be eligible for health and welfare benefits on the first of the month following your date of employment. You will receive information on the insurance plans and enrollment materials on your first day of employment. Other benefits for which you may be eligible will be addressed in the Tactile Medical Employee Handbook and/or during your new hire orientation.

Enclosed is a copy of the Tactile Systems Technology, Inc. Executive Employee Severance Plan. You will be eligible to participate in this plan upon approval from the Tactile Medical Board of Directors Compensation Committee.

This employment offer is conditioned on the successful completion of a background check and on agreeing to abide by the terms set forth in the Employee Confidentiality and Restrictive Covenants Agreement.

Tactile Medical offers a great culture and wonderful opportunities to expand your expertise. It is a very exciting time for our entire organization, and we are happy that you have chosen to be a part of it.

Sincerely,

/s/ Dan Reuvers
Dan Reuvers
CEO

/s/ Sherri Ferstler
Sherri Ferstler